UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.	32801
Orlando, Florida (Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Properties.

Marinas International

On December 22, 2006, we acquired five marina properties for an aggregate purchase price of approximately $69.4 million from subsidiaries of Marinas International. As previously reported in our current report on Form 8-K filed on December 6, 2006, we entered into an asset purchase agreement with respect to these and certain other properties on November 30, 2006. As part of the transaction, we also made a loan for approximately $39.2 million, which is collateralized by four additional marina properties. The following table sets forth the name and location of the properties that we acquired or which collateralize our loan.

Fee Simple Properties:

•	Lake Front Marina – Port Clinton, Ohio (and part leasehold)

•	Sandusky Harbor Marina – Sandusky, Ohio (and part leasehold)

Leasehold Interest Properties:

•	Beaver Creek Resort – Somerset, Kentucky

•	Burnside Marina – Monticello, Kentucky

•	Pier 121 Marina and Easthill Park – Lewisville, Texas

Loan Properties:

•	Emeryville Marina – Emeryville, California

•	Scott’s Landing Marina – Grapevine, Texas

•	Silver Lake Marina and Park – Grapevine, Texas

•	Twin Coves Marina and Park – Flower Mound, Texas

We have extended the time of closing on the additional locations, including the Crystal Point, Manasquan River Club, Harborage, and Harbors View acquisition sites, as well as the Paradise Cove loan site, to allow Marinas International to obtain certain ground lease amendments, extensions and finalization of certain other due diligence matters. Pursuant to our asset purchase agreement with Marinas International, closing is scheduled to occur on or before January 29, 2007. However, we are still in negotiations with our tenant and certain governmental authorities for permit and ground lease assignments, extensions and consents. There can be no assurance that these negotiations will be successful. There can be no assurance that any or all of these conditions will be satisfied or, if satisfied, that the additional properties will ultimately be acquired or that the loan for Paradise Cove will be made.

We leased the interests that we acquired in all five fee simple and leasehold properties on a long-term triple-net basis to an affiliate of Marinas International. This affiliate has operated, and will operate, the properties along with an affiliated property manager. The leases for all properties, except Burnside and Beaver Creek, have an initial term ending December 2022, with five five-year renewal options. At Burnside and Beaver Creek, the Army Corps of Engineers has conditionally approved one 10-year lease extension followed by one 15-year lease extension at both sites. The minimum annual rent for these properties is approximately $5.7 million in the initial year. Additional rent is a negotiated percentage of incremental total revenue over a threshold. All leases are cross-defaulted.

At closing we advanced approximately $312,000 for capital expenditures at the Pier 121 property. Additional capital expenditures of $400,000 are committed to under the lease.

The loan is collateralized by a first mortgage on the loan properties listed above and has a fifteen year term. Each borrower is an affiliate of Marinas International (collectively “Marinas International”), and each loan is cross-defaulted and cross-collateralized. During the first three years of each loan, interest only will be payable monthly in arrears at a rate of 9.0% per annum. Beginning in the fourth year, equal monthly payments of principal and interest under each loan will be payable in accordance with a twenty year amortization schedule. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, Marinas International is obligated to pay the holder of each loan an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate during the entire term of the loan had been 10.25% per annum rather than 9.0%. If the loan is prepaid prior to maturity, the exit fee would increase to equal the aggregate of monthly interest payments that would have been payable under such loan if the interest rate had been 11.0% per annum rather than 9.0%. We entered into a non-recourse guarantee for the loan obligations with the two principals of Marinas International. The loan may be prepaid at any time after the fourth year, except for an allocated portion of the loan for two properties which may be prepaid at any time. The loan can be accelerated and become due and payable upon customary events of default.

Premier Golf

On December 22, 2006, we acquired seven golf courses from affiliates of Premier Golf Management, Inc. (“Premier Golf”), a golf course investment and management company, for a purchase price of $58.0 million (the “Premier Properties”). As previously reported in our current report on Form 8-K filed on November 20, 2006, we entered into an asset purchase agreement with respect to the Premier Properties on November 16, 2006. All of the Premier Properties feature an 18-hole golf course and, generally, a golf range, a practice facility and a clubhouse that includes a pro shop and a restaurant. An affiliate of Premier Golf is currently the lessee and operator of our EAGL golf properties described in our current report on Form 8-K filed on November 20, 2006.

The following table sets forth the name and location of the Premier Properties:

•	LakeRidge Country Club – Lubbock, Texas

•	Mesa del Sol Golf Club – Yuma, Arizona *

•	Fox Meadow Country Club – Medina, Ohio

•	Signature Golf Course – Solon, Ohio

•	Weymouth Country Club – Medina, Ohio

•	Painted Hills Golf Course – Kansas City, Kansas *

•	Royal Meadows Golf Course – Kansas City, Missouri *

*	Mesa del Sol Golf Club, Painted Hills Golf Course and Royal Meadows Golf Course are public golf courses. The remaining Premier Properties are private golf courses.

At closing, we leased all of the Premier Properties back to Premier under triple-net leases with initial terms of 20 years with four five-year renewal options. The leases are cross-defaulted among themselves and with the EAGL golf properties acquired on November 20, 2006. The aggregate minimum annual rent for the Premier Properties is approximately $4.8 million in the initial year. Additional rent is a percentage of incremental total revenue over a specified threshold.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our inability to satisfactorily complete due diligence, inability to complete the permitting process with the US Army Corps, and failure to negotiate the assignment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2006	CNL INCOME PROPERTIES, INC.

/s/ R. Byron Carlock
Name: R. Byron Carlock Title: Chief Executive Officer and President

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